Exhibit 3.8

State of Delaware Secretary of State Division of Corporations Delivered 12:36 PM 01/20/2021 FILED l2:36PM 0l/20/2021 SR 20210165340 - File Number 2865672

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION, AS AMENDED, OF

SPINE INJURY SOLUTIONS, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: That at a meeting of the Board of Directors of Spine Injury Solutions, Inc., resolutions were duly adopted setting forth a proposed amendment to the certificate of incorporation, as amended, of said corporation (the “Certificate of Incorporation”), subject to the approval for such amendment, by the stockholders of the corporation.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating article numbered “Fourth” as follows:

“FOURTH:

This Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is 250,000,000 shares, $0.001 par value per share. The total number of shares of Preferred Stock authorized to be issued is 10,000,000 shares, $0.001 par value per share, all of which shall initially be undesignated Preferred Stock.

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.”

SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

I, the undersigned, as the Secretary of the Corporation, have signed this Certificate of Amendment to Certificate of Incorporation on January 20, 2021.

/s/ William Donovan
William Donovan
Secretary